As filed with the Securities and Exchange Commission on May 6, 2020

Registration No. 333-188128

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Newmont Corporation

(Exact name of registrant as specified in its charter)

Delaware	84-1611629
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 South Fiddlers Green Circle Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Newmont Mining Corporation

2013 Stock Incentive Compensation Plan

Newmont Corporation
2020 Stock Incentive Compensation Plan

(Full title of the plan)

Nancy Lipson

Executive Vice President and General Counsel

Newmont Corporation

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

(Name and address of agent for service)

(303) 863-7414

(Telephone number, including area code, of agent for service)

Copy to:

Laura M. Sizemore

David M. Johansen

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Tel: (212) 819-8200

Fax: (212) 354-8113

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

On April 25, 2013, Newmont Corporation, formerly Newmont Mining Corporation, (the “Corporation” or “Registrant”) filed a registration statement (File No. 333-188128) (the “2013 Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”) 10,000,000 shares of common stock, par value $1.60 per share, (“Common Stock”) of the Registrant, available for issuance pursuant to the Newmont Mining Corporation 2013 Stock Incentive Compensation Plan (the “2013 Plan”), consisting of: (i) 3,200,000 shares, which were part of the 14,500,000 new shares reserved by the Registrant under the 2013 Plan; and (ii) 6,800,000 shares, which were part of the 7,842,793 shares carried over from the 2005 Incentive Plan and originally registered on Form S-8 (File No. 333-171298) filed with the Commission on December 21, 2010.  The 2013 Registration Statement also covered an indeterminate number of shares of Common Stock as may have become issuable as a result of stock splits, stock dividends or similar transactions in accordance with anti-dilution provisions. The Corporation paid a registration fee of $44,289.08 at that time to register the Common Stock.  On November 17, 2016, the Corporation  filed a registration statement (File No. 333-214662) (the “2016 Registration Statement”) with the Commission to register under the Securities Act the remaining 12,342,793 shares of Common Stock of the Registrant, available for issuance pursuant to the 2013 Plan.  The 2016 Registration Statement also covered an indeterminate number of shares of Common Stock as may have become issuable as a result of stock splits, stock dividends or similar transactions in accordance with anti-dilution provisions. The Corporation paid a registration fee of $45,033.08 at that time to register the Common Stock.

On February 17, 2020, the Board of Directors adopted, subject to stockholder approval, the Newmont Corporation 2020 Stock Incentive Compensation Plan (the “2020 Plan”). On April 21, 2020, stockholders approved the 2020 Plan at the Registrant’s annual meeting of stockholders, effective May 1, 2020 (the “Effective Date”). The number of shares of Common Stock for which awards may be granted under the 2020 Plan shall be (i) 20,000,000 shares of Common Stock and (ii) 3,644,782 shares of Common Stock representing shares approved by the Corporation’s stockholders for issuance under the 2013 Plan, but which have not been awarded under the 2013 Plan and which are no longer available for issuance under the 2013 Plan for any reason (including, without limitation, termination of the 2013 Plan), which became available for issuance under the 2020 Plan (the “Prior Plan Shares”).  In addition, pursuant to the rules for calculating shares granted under the 2020 Plan, up to 3,901,170 shares of Common Stock subject to any outstanding award under the 2013 Plan, which were approved by the Corporation’s stockholders for issuance under the 2013 Plan, which may be forfeited, cancelled, terminated or expired after the Effective Date, and if so forfeited, cancelled, terminated or expired, will not be issued under the 2013 Plan and will no longer be available for issuance under the 2013 Plan for any other reason, will be available for issuance under the 2020 Plan (the “Carryover Shares”).

Pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Corporation disclose a material change in the plan of distribution as it was originally disclosed in the 2013 Registration Statement, the Corporation is filing this Post-Effective Amendment No. 1 to the 2013 Registration Statement to reflect that, as of the Effective Date, any Prior Plan Shares, and, to the extent not issued under the 2013 Plan due to forfeiture, cancellation, termination or expiration, any Carryover Shares, in each case registered under the 2013 Registration Statement will no longer be issued under the 2013 Plan and may instead be issued under the 2020 Plan, and to file as exhibit hereto a copy of the 2020 Plan. This Post-Effective Amendment No. 1 to the 2013 Registration Statement amends and supplements the items listed below. All other items of the 2013 Registration Statement are incorporated herein by reference without change.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the 2013 Registration Statement, the Corporation is filing (i) a Registration Statement on Form S-8 to register 20,000,000 shares of Common Stock authorized for issuance pursuant to the 2020 Plan, which amount excludes the Prior Plan Shares and the Carryover Shares and (ii) a Post-Effective Amendment No. 1 to the 2016 Registration Statement to reflect that, as of the Effective Date, any Prior Plan Shares, and, to the extent not issued under the 2013 Plan due to forfeiture, cancellation, termination or expiration, any Carryover Shares, registered under the 2016 Registration Statement will no longer be issued under the 2013 Plan and may instead be issued under the 2020 Plan. No additional shares of Common Stock are being registered by this Post-Effective Amendment No. 1 to the 2013 Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to each participant in the 2020 Plan as may be required by Rule 428(b). Such documents are not required to be and are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to participants will also indicate the availability without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b) and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents that have previously been filed by the Registrant with the Commission:

•                  the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on February 20, 2020, including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 6, 2020, incorporated by reference into the Annual Report;

•                  the Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 5, 2020;

•                  the Corporation’s Current Reports on Form 8-K filed with the Commission on January 6, 2020, March 4, 2020, March 6, 2020, March 19, 2020 and April 22, 2020; and

•                  the description of the Corporation’s Common Stock contained in the Corporation’s Registration Statement on Form 8-A (No. 001-31240) filed with the Commission on February 15, 2002 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes and empowers the Corporation to indemnify the directors, officers, employees and agents of the Corporation against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought, or threatened to be brought, against any such person as a result of his or her relationship with the Corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action, provided that such persons had no reasonable cause to believe their conduct was unlawful. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of the Corporation’s Certificate of Incorporation provides that the directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

The By-Laws of the Corporation provide that each person who at any time is or shall have been a director or officer of the Corporation, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer or trustee at the request of the Corporation, and his heirs, executors and administrators, shall be indemnified by the Corporation in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 6 of Article VI of the By-Laws of the Corporation facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between the Corporation and the director or officer.

In addition, the Registrant has obtained a directors’ and officers’ liability and company reimbursement policy that insures against certain liabilities under the Securities Act, as amended, subject to applicable retentions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Post-Effective Amendment No. 1 to the Registration Statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on the 6th day of May, 2020.

NEWMONT CORPORATION

By:	/s/ Nancy Lipson
Name:	Nancy Lipson
Title:	Executive Vice President and General Counsel

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Logan Hennessey, Nancy Lipson and Andrea Beck, each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, in his or her name and on his or her behalf, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable to enable the Corporation to comply with the Securities Act, and any rules, regulations, or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this registration statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities regulatory body, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, including without limitation state securities laws, and to file the same, together with other documents in connection therewith with the appropriate authorities, including without limitation state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No.1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ Thomas R. Palmer
Thomas R. Palmer	President, Chief Executive Officer
and Director (Principal Executive Officer)

/s/ Nancy K. Buese
Nancy K. Buese	Executive Vice President and Chief Financial
Officer (Principal Financial Officer)

/s/ John W. Kitlen
John W. Kitlen	Vice President, Controller and Chief Accounting Officer
(Principal Accounting Officer)
/s/ Noreen Doyle
Noreen Doyle	Non-Executive Chair

/s/ Gregory H. Boyce
Gregory H. Boyce	Vice Chair

/s/ Bruce R. Brook
Bruce R. Brook	Director

/s/ J. Kofi Bucknor
J. Kofi Bucknor	Director

/s/ Maura Clark
Maura Clark	Director

/s/ Matthew Coon Come
Matthew Coon Come	Director

/s/ Veronica M. Hagen
Veronica M. Hagen	Director

/s/ René Médori
René Médori	Director

/s/ Jane Nelson
Jane Nelson	Director

/s/ Julio M. Quintana
Julio M. Quintana	Director

EXHIBIT INDEX

Exhibit Number	Description of Documents

5.1	Opinion of White & Case LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of White & Case LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature page of this Registration Statement).

99.1

Newmont Mining Corporation 2013 Stock Incentive Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 7, 2013).

99.2

Newmont Corporation 2020 Stock Incentive Compensation Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 6, 2020).